Exhibit 99.1

September 9, 2013

VIA E-MAIL

Mr. Tom Post

Managing Editor

Forbes Media

90 5th Avenue

New York, NY 10011

Dear Mr. Post:

This letter responds to the article published on Forbes.com regarding the baseless lawsuit brought by Talbot (Todd) Smith, Unilife’s former Vice President of Integrated Supply Chain, against Unilife alleging that Mr. Smith was wrongly terminated in retaliation for a whistleblower complaint. Mr. Smith started his employment in September 2011, and it soon became apparent that he was incapable of performing his assigned duties. After trying to counsel Mr. Smith on his performance, Dr. Ramin Mojdeh, Unilife’s COO, removed Mr. Smith from his position on June 14, 2012, and Mr. Smith was sent home for a week while Dr. Mojdeh decided if there was a continuing position for him within the organization. On June 19, 2012, which was five days after Mr. Smith was relieved of his duties and while Mr. Smith was on leave, Unilife received an anonymous ethics complaint alleging wrongdoing by Unilife and certain executives. The anonymous complaint was investigated by the Board of Directors along with outside counsel, and they found no basis for any of the allegations. At no time during the investigation was it suggested that Mr. Smith was responsible for the anonymous complaint. In fact, management believed that the complaint had come from another former employee. When Mr. Smith returned to work on June 21, 2012, he was assigned to work on special projects. Ultimately, Unilife terminated him “for cause” on August 14, 2012 as he was not performing his assigned duties. Unilife offered Mr. Smith a severance package, which he rejected on August 20, 2012. On September 7, 2012, Unilife received a letter from Mr. Smith’s counsel claiming that Mr. Smith was the author of the anonymous complaint and that Mr. Smith was fired in retaliation for making the complaint. When Unilife refused to settle, Mr. Smith filed a complaint with the Occupational Safety and Health Administration (OSHA) in November 2012. When OSHA failed to issue a finding of fact within 180 days, Mr. Smith filed the lawsuit in the US District Court.

Although it is Unilife’s policy not to comment on pending litigation, the publication of your article makes it necessary for us to offer some response. While Unilife believes that all of Mr. Smith’s allegations are baseless and will defend itself vigorously in court, we wanted to point out, by way of example, some of the more egregious claims. First, Mr. Smith alleges that Unilife was engaged in fraudulent activities meant to mislead investors and customers. On May 5, 2012, which was approximately six weeks before the anonymous complaint was filed, as part of Unilife’s quarterly disclosure process for the filing of the 10-Q, Mr. Smith, as the executive in charge of manufacturing and supply chain, signed a certification that stated he was not aware of any fraud, suspected fraud or any other material disclosure issues. It is the same certification that he signed in previous quarters. Second, many of the unfounded allegations made by Mr. Smith relate to Unilife’s quality systems. Following receipt of the anonymous complaint, Unilife

Unilife Corporation

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had a third party auditor investigate the quality and regulatory claims made in the complaint and found no basis for such claims. Subsequently, Unilife has been subject to two audits, one by NSAI, our notified body in the EU, and one by the US Food and Drug Administration (FDA). Both audits looked into the allegations made by the anonymous complaint and both the NSAI and FDA audits found that Unilife was in full compliance. Finally, Mr. Smith alleges that Unilife misled Sanofi by providing them with product that was not properly validated. This claim is ridiculous given that Sanofi extensively audited the validation and quality documentation prior to making the final industrialization payment to Unilife, and Unilife has correspondence from Sanofi accepting delivery of the product and acknowledging that the product was properly validated.

Unilife looks forward to its day in court to refute all of the baseless and malicious allegations by an employee who was terminated because he was incapable of performing his job. It is important to note that last fall Mr. Smith offered to settle his claims in exchange for an amount equal to six months salary. However, Unilife felt Mr. Smith’s allegations were an attempt to extort money from the company. His claims were so malicious and false that Unilife felt it needed to fight the allegations rather than settle because Unilife did not want to be accused of trying to cover up any damaging allegations by paying off Mr. Smith.

We would suggest that Forbes review the extensive information that we have provided and take appropriate action with respect to the article.

Sincerely,

/s/ J. Christopher Naftzger
J. Christopher Naftzger
Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer